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                           J.P. MORGAN INSTITUTIONAL FUNDS
                      AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

     AMENDMENT, made this 23rd day of December 2004, to the Investment Advisory Agreement dated September 7, 2001 between J.P. Morgan Institutional Funds (the "Trust") and J.P. Morgan Investment Management Inc.

     WHEREAS, on August 19, 2004, the Board of Trustees approved the reorganization of each series of the Trust (each a "Fund") with and into corresponding series of the J.P. Morgan Mutual Fund Series, a Massachusetts business trust, subject in each case to the approval of each reorganization on a Fund-by-Fund basis by the shareholders of the affected Fund at a shareholder meeting to be held January 20, 2005 (each a "Shell Reorganization"); and

     WHEREAS, the Shell Reorganization transactions described above, if approved by shareholders, are expected to close on or about February 18, 2005, or such later date as the parties to each such transaction shall agree (each a "Closing Date"); and

     WHEREAS, the parties agree that this Agreement shall not be effective, or shall cease to be effective, with respect to each Fund whose shareholders approve a Shell Reorganization effective as of the close of business on the Closing Date with respect to each respective Fund; and

     WHEREAS, on August 19, 2004, the Board of Trustees of the Trust approved new names for certain of the Funds to be effective February 19, 2005; and

     WHEREAS, on August 19, 2004, the Board of Trustees of the Trust approved a new advisory fee for certain of the Funds to be effective February 19, 2005;

     NOW, THEREFORE, this Agreement

                                W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. Schedule A to the Agreement is hereby amended as attached hereto.

     2. The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Advisor agrees that neither the Trustees nor any officer or employee of the Trust nor any Fund's investors nor any representative or agent of the Trust or of the Fund(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust or the Fund(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

     3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

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     4. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above.

                                       J.P. MORGAN INSTITUTIONAL FUNDS


                                       By: ------------------------------------

                                       Title. ---------------------------------


                                       J.P. MORGAN INVESTMENT MANAGEMENT INC.


                                       By: ------------------------------------

                                       Title. ---------------------------------


                                      2

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                                   SCHEDULE A
                            TO THE ADVISORY AGREEMENT

NAME OF THE FUND

EQUITY FUNDS

                                                                                   ADVISORY FEE AS A PERCENTAGE OF
                                                                                       AVERAGE DAILY NET ASSETS
                                                                                   --------------------------------
                                                                                   PRE-FEBRUARY      POST-FEBRUARY
NAME AS OF AUGUST 19, 2004           NEW NAME AS OF FEBRUARY 19, 2005                 18, 2005          18, 2005
--------------------------           --------------------------------              ------------      -------------
JPMorgan Disciplined Equity Fund*    JPMorgan Disciplined Equity Fund                   0.25              0.25
JPMorgan Diversified Fund*           JPMorgan Diversified Fund                          0.55              0.55
JPMorgan Fleming Emerging            JPMorgan Emerging Markets Equity Fund              1.00              1.00
Markets Equity Fund*
JPMorgan Fleming International       JPMorgan International Opportunities Fund          0.60              0.60
Opportunities Fund*
JPMorgan Fleming International       JPMorgan International Value Fund                  0.60              0.60
Value Fund*
JPMorgan U.S. Equity Fund*           JPMorgan U.S. Equity Fund                          0.40              0.40
JPMorgan U.S. Small Company Fund*    JPMorgan U.S. Small Company Fund                   0.60              0.60

FIXED INCOME FUNDS

                                                                                   ADVISORY FEE AS A PERCENTAGE OF
                                                                                       AVERAGE DAILY NET ASSETS
                                                                                   --------------------------------
                                                                                   PRE-FEBRUARY      POST-FEBRUARY
NAME AS OF AUGUST 19, 2004           NEW NAME AS OF FEBRUARY 19, 2005                 18, 2005          18, 2005
--------------------------           --------------------------------              ------------      -------------
JPMorgan Bond Fund*                  JPMorgan Bond Fund                                 0.30              0.30
JPMorgan Global Strategic Income     JPMorgan Global Strategic Income Fund              0.45              0.45
Fund*
JPMorgan Short Term Bond Fund*       JPMorgan Short Term Bond Fund                      0.25              0.25
JPMorgan Tax Aware Short-            JPMorgan Tax Aware Short-                          0.25              0.25
Intermediate Income Fund*            Intermediate Income Fund


------------------------------

* Shareholders of the Fund will be asked to approve the reorganization of the Fund with and into a corresponding series of the J.P. Morgan Mutual Fund Series at a shareholder meeting to be held on January 20, 2005. If shareholders approve the reorganization, the Fund will no longer be part of this Agreement effective upon closing of the reorganization, which is expected to occur on or about February 18, 2005.